Exhibit 99.1

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May 2, 2025

Duke Energy announces key leadership appointments

▪	Julie Janson, EVP and CEO, Duke Energy Carolinas, to retire after a distinguished 37-year career with the company

▪	Kodwo Ghartey-Tagoe, Alex Glenn and Louis Renjel to be appointed to new leadership positions, reflecting the depth of Duke Energy’s leadership team

▪	Cameron McDonald to join the company’s senior management committee

CHARLOTTE, N.C. – Duke Energy (NYSE: DUK) today announced a series of leadership appointments to further advance the company’s strategy and ensure it is best positioned to meet the growing energy needs across its service territory.

The appointments follow the planned retirement of Julie Janson, who has served the company in various roles for nearly four decades, most recently as executive vice president and chief executive officer of Duke Energy Carolinas, and head of its Natural Gas Business Unit. Janson will retire from Duke Energy on July 1, 2025.

“On behalf of everyone at Duke Energy, I want to thank Julie for her nearly four decades of service to the company, our customers and our shareholders,” said Harry Sideris, president and CEO. “An industry veteran and invaluable member of our team, Julie played a large role in shaping today’s Duke Energy and has embodied the values that make Duke Energy a great company. Her leadership in transforming our company helped pave the way for the growth opportunities we have in front of us. We will miss her and wish her the very best in retirement.”

On the additional leadership changes, Sideris continued, “As Duke Energy executes its $83 billion capital plan to modernize energy infrastructure, meet unprecedented load growth across its service territory and serve growing communities, these appointments underscore the deep level of talent we have across our organization and reflect the continued progression of our leadership as we ensure continuity and drive innovation. I look forward to working with my colleagues in their new roles as we continue advancing our strategy to build a smarter energy future for our customers, stakeholders and shareholders.”

New Leadership Appointments – Effective July 1, 2025

▪	Kodwo Ghartey-Tagoe will succeed Janson as executive vice president and chief executive officer of Duke Energy Carolinas and head of the Natural Gas Business Unit. Ghartey-Tagoe is currently executive vice president, chief legal officer and corporate secretary. Prior to being named chief legal officer in October 2019 and corporate secretary in May 2020, Ghartey-Tagoe, a 23-year veteran of the company, served as president of Duke Energy’s utility operations in South Carolina.

▪	Alex Glenn will assume the role of executive vice president and chief legal officer, with responsibilities inclusive of legal, ethics, compliance and corporate audit. Glenn is currently executive vice president and chief executive officer of Duke Energy Florida and Midwest. Before assuming his current position in May 2021, Glenn, who has been at the company for nearly 30 years, served as senior vice president of state and federal regulatory legal support.

▪	Louis Renjel will become executive vice president and chief executive officer of Duke Energy Florida and Midwest and will retain his position as chief corporate affairs officer. Prior to joining Duke Energy in March 2017, Renjel was a longtime executive at Jacksonville, Fla.-based transportation company CSX Corporation.

▪	Cameron McDonald, senior vice president and chief human resources officer, will join the company’s senior management committee.

▪	In addition, David Maltz, vice president, corporate legal support and chief governance officer, will add corporate secretary to his current responsibilities.

Ghartey-Tagoe, Glenn, Renjel and McDonald will report to Sideris.

Duke Energy

Duke Energy (NYSE: DUK), a Fortune 150 company headquartered in Charlotte, N.C., is one of America’s largest energy holding companies. The company’s electric utilities serve 8.6 million customers in North Carolina, South Carolina, Florida, Indiana, Ohio and Kentucky, and collectively own 55,100 megawatts of energy capacity. Its natural gas utilities serve 1.7 million customers in North Carolina, South Carolina, Tennessee, Ohio and Kentucky.

Duke Energy is executing an ambitious energy transition, keeping customer reliability and value at the forefront as it builds a smarter energy future. The company is investing in major electric grid upgrades and cleaner generation, including natural gas, nuclear, renewables and energy storage.

More information is available at duke-energy.com and the Duke Energy News Center. Follow Duke Energy on X, LinkedIn, Instagram and Facebook, and visit illumination for stories about the people and innovations powering our energy transition.

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